UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2014

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

InnSuites Hotels Centre, 1625 E. Northern Avenue,
Suite 105, Phoenix, Arizona	85020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 27, 2014, the Shareholders of InnSuites Hospitality Trust (“the Trust”) approved the issuance of Shares of Beneficial Interest of the Trust as consideration for the acquisition of 51% of the partnership interests of Fort Worth/Dallas Suite Hospitality Partnership operating Hotel Trinity (“Hotel Trinity”). After completion of the Shareholder Meeting on June 27, 2014, the independent Trustees jointly with Hotel Trinity’s seller, Suite Hotels, LLC, elected not to have the Trust complete the acquisition of Hotel Trinity at this time pending further Board of Trustee review.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on January 8, 2013, InnSuites Hospitality Trust (the “Trust”) received a letter from the NYSE MKT LLC (f/k/a AMEX) (the “NYSE MKT”) informing the Trust that the Trust was not in compliance with Section 1003(a)(ii) of the NYSE MKT Company Guide due to the Trust having stockholders’ equity of less than $4.0 million and net losses in three of its four most recent fiscal years. The Trust was afforded the opportunity to submit a plan of compliance (the “Plan”) to the NYSE MKT and submitted the Plan on February 5, 2013. On March 21, 2013, the NYSE MKT notified the Trust that it accepted the Plan and granted the Trust an extension until April 30, 2014 to regain compliance with the continued listing standards.

On May 2, 2013, the Trust received another letter from the NYSE MKT informing the Trust that the Trust is not in compliance with an additional continued listing standard of the NYSE MKT, Section 1003(a)(iii) of the NYSE MKT Company Guide, due to the Trust having stockholders’ equity of less than $6.0 million and net losses in five consecutive fiscal years as of January 31, 2013.

On December 16, 2013, the Trust requested an extension of the plan period. Based on a review of information provided by the Trust’s management, on January 10, 2014, the NYSE MKT granted the Trust an extension of time to regain compliance with the continued listing standards until July 8, 2014.

On June 27, 2014, the Trust received another letter from the NYSE MKT informing the Trust that the Trust is not in compliance with continued listing standards of the NYSE MKT, Section 1003(a)(ii) and Section 1003(a) (iii) of the NYSE MKT Company Guide, due to the Trust having stockholders’ equity of less than $4.0 million and $6.0 million, respectively, as of April 30, 2014 and net losses in five consecutive fiscal years as of January 31, 2014. The Trust was informed by the NYSE MKT that a significant portion of the Trust’s minority interest may not be used in its compliance calculation. The Trust will be afforded the opportunity to submit a plan to the NYSE MKT by July 29, 2014 on how it intends to regain compliance with Section 1003(a)(ii) and 1003(a)(iii) by June 27, 2015.

The Trust will continue to be subject to periodic reviews by the NYSE MKT’s staff during this period. Failure to develop a plan and submit it timely to the NYSE MKT or make progress consistent with the Plan or regain compliance with all continued listing standards of the NYSE MKT by the end of the plan period could result in the Trust being delisted from the NYSE MKT.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, 5,862,519 shares were present in person or by proxy, which represented a quorum. Set forth below are the final voting results for the proposals submitted to a vote of the shareholders.

Election of Trustees

Nominee	Votes For	Votes Against	Abstentions
Larry Pelegrin	5,827,278	21,252	13,989

Steven Robson	5,827,997	21,403	13,119

Pamela Barnhill	5,829,697	19,703	13,119

Cynthia Ketcherside	5,829,723	19,677	13,119

Approval of the issuance of Shares of Beneficial Interest of the Trust as consideration for our acquisition of 51% of the partnership interests of Fort Worth/Dallas Suite Hospitality Partnership operating Hotel Trinity

Votes For	Votes Against	Abstentions
5,806,631	48,828	5,060

Item 9.01	Financial Statements and Exhibits.

(a)	Exhibits.

99.1	Press Release of InnSuites Hospitality Trust, dated July 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:	/s/ Adam B. Remis
Adam B. Remis
Chief Financial Officer

Date: July 1, 2014